Exhibit 99.1

Calgon Carbon Announces Third Quarter 2015 Results

  Board Declares Dividend of $0.05 per share
  Q3 2015 Results versus Q3 2014 Results:
    Net sales total $133.0 million, including a $5.9 million negative impact from foreign exchange, versus $137.7 million last year
    Mercury control market revenues increase 162% to $19.3 million, compared to $7.4 million in last year’s third quarter
    Gross margin (before depreciation and amortization) increased to 36.2% from 34.6% last year
    Fully diluted EPS was $0.23, unchanged from last year

PITTSBURGH--(BUSINESS WIRE)--November 5, 2015--Calgon Carbon Corporation (NYSE: CCC) announced results for the third quarter ended September 30, 2015.

Income from operations for the third quarter of 2015 was $17.0 million versus $18.9 million for the third quarter of 2014. Net income was $12.1 million for the third quarter of 2015 versus $12.2 million for the comparable period in 2014. On a fully diluted share basis, net income per common share for the third quarter of 2015 was $0.23, unchanged from $0.23 reported for the third quarter of 2014.

Net sales for the third quarter of 2015 were $133.0 million, as compared to $137.7 million for the comparable period in 2014. Currency translation had a $5.9 million negative impact on third quarter 2015 sales due to the weaker euro, British pound sterling, and yen.

For the third quarter of 2015, sales for the Activated Carbon and Service segment were $121.3 million, a decline of $3.0 million from the same period a year ago. Excluding a $5.8 million negative impact from currency translation, sales increased $2.8 million. Sales of FLUEPAC® products to the environmental air market in North America for mercury removal were substantially higher. This increase was partially offset by lower sales in the food, potable water, environmental water and specialty carbon markets, primarily in the Americas.

Equipment segment sales in the third quarter of 2015 were $9.7 million compared to $10.8 million for the same period a year ago. The decline was primarily due to lower ballast water treatment system sales that were partially offset by higher sales of ion exchange systems.

Sales in the Consumer segment declined to $2.0 million in the third quarter of 2015 compared to $2.5 million in the last year’s third quarter primarily due to the fulfillment of a single large order during the prior year third quarter.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the third quarter of 2015 was 36.2%, compared to 34.6% reported for the third quarter of 2014. The improvement was attributable to several factors, including a more favorable mix of higher margin activated carbon product sales, lower coal costs, and the impact of the Company’s focus on cost and operational efficiency improvements.

Selling, administrative and research expense for the third quarter of 2015 was $22.6 million versus $21.2 million in last year’s third quarter. Higher costs in the current quarter related to the Company’s SAP re-implementation project, a pension plan settlement charge related to retiree lump sum payments, and higher outside consulting expenses were partially offset by the favorable impact of foreign currency translation.

Other income (expense) – net for the third quarter of 2015 was income of $0.9 million which represents an improvement of $1.3 million from last year’s third quarter primarily as a result of favorable foreign exchange gains.

The effective income tax rate for the third quarter of 2015 was 31.3% compared to 33.8% in last year’s third quarter. For the first nine months of 2015, the effective tax rate was 33.0%.

The Company continued its open market stock repurchase program and repurchased 872 thousand shares of Calgon Carbon common stock during the third quarter. Including the repurchase of an additional 308 thousand shares of common stock in October, the Company has used approximately $28 million to repurchase a total of 1.6 million shares in the current year, and has approximately $79.4 million of remaining authorization for additional common stock repurchases.

On November 3, 2015, Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on December 15, 2015, to shareholders of record on December 4, 2015.

Commenting on the quarter, Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer, said, “Our results for the quarter were mixed. Our FLUEPAC mercury removal product volumes were strong, as were our pre-depreciation and amortization gross margins which once again surpassed 36%; and quarterly diluted earnings per share were on par with last year.”

“However, our third quarter sales were short of our expectations. Customer postponements of anticipated carbon installation and exchange volumes contributed to the lower than expected sales. In addition, more sluggish global economic conditions continued to dampen sales, particularly in certain areas of our industrial end markets.”

“Despite the slower than expected pace of demand we are seeing in several of our markets, our position in these markets remains solid. Looking forward, I continue to be excited about our opportunities for future growth, including areas in which we are well established – such as mercury removal – as well as executing on our global expansion and new product outsourcing initiatives. I expect the combination of our strong balance sheet and expected solid cash flows will enable us to fuel this growth, and continue returning value to shareholders. I believe the business realignment we announced last month will focus and enhance our efforts to generate growth for Calgon Carbon on multiple fronts, and identify opportunities for profitability improvements,” concluded Dearth.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net Sales	$132,976	$137,699	$404,131	$414,463

Cost of Products Sold (Excluding Depreciation and Amortization)	84,804	90,106	256,636	272,822

Depreciation and Amortization	8,624	7,570	25,788	22,124

Selling, Administrative & Research	22,580	21,182	67,654	63,975

Restructuring	-	(27)	-	(252)

	116,008	118,831	350,078	358,669

Income from Operations	16,968	18,868	54,053	55,794

Interest Expense - Net	(248)	(17)	(449)	(140)

Other Income (Expense) - Net	890	(401)	(261)	(1,329)

Income Before Income Tax Provision	17,610	18,450	53,343	54,325

Income Tax Provision	5,504	6,226	17,596	17,089

Net Income	12,106	12,224	35,747	37,236

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	(2,490)	(9,207)	(9,462)	(8,112)
Defined Benefit Pension Plans	503	503	1,460	825
Derivatives	(559)	665	(677)	246

Comprehensive Income	$9,560	$4,185	$27,068	$30,195

Net Income per Common Share
Basic	$.23	$.23	$.68	$.70
Diluted	$.23	$.23	$.67	$.69

Dividends per Common Share	$.05	$-	$.15	$-

Weighted Average Shares
Outstanding (Thousands)
Basic	51,891	52,857	52,217	53,133

Diluted	52,634	53,759	53,045	54,039

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	3Q15	3Q14	YTD 2015	YTD 2014

Activated Carbon and Service	121,330	124,372	367,644	372,043
Equipment	9,659	10,803	30,003	33,107
Consumer	1,987	2,524	6,484	9,313

Net Sales	$132,976	$137,699	$404,131	$414,463

Segment
Operating Income (loss)*	3Q15	3Q14	YTD 2015	YTD 2014

Activated Carbon and Service	26,008	26,752	79,157	78,021
Equipment	(764)	(783)	(816)	(2,399)
Consumer	348	442	1,500	2,044

Income from Operations *	$25,592	$26,411	$79,841	$77,666

*Before depreciation and amortization and restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2015	2014

Assets

Current assets:

Cash and cash equivalents	$55,256	$53,133

Receivables	98,568	95,232

Inventories	108,256	98,446

Other current assets	41,294	46,151

Total current assets	303,374	292,962

Property, plant and equipment, net	310,532	290,586

Other assets	35,268	38,113

Total assets	$649,174	$621,661

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$835	$833

Current portion of long-term debt	5,625	-

Other current liabilities	75,555	74,586

Total current liabilities	82,015	75,419

Long-term debt	96,331	70,448

Other liabilities	65,433	70,321

Total liabilities	243,779	216,188

Total shareholders' equity	405,395	405,473

Total liabilities and shareholders' equity	$649,174	$621,661

CONTACT:
Calgon Carbon Corporation
Dan Crookshank, 412-787-6795
Director – Investor Relations
dcrookshank@calgoncarbon.com